CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of the USCF SummerHaven SHPEI Index Fund (“BUY”), the USCF SummerHaven SHPEN Index Fund (“BUYN”), and the USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund and Subsidiary (“SDCI”) (each a series of the USCF ETF Trust, and collectively, the “Funds”) of our report dated August 23, 2019 relating to the statement of assets and liabilities (BUY, BUYN), the consolidated statement of assets and liabilities (SDCI), including the condensed schedules of investments (BUY, BUYN) and consolidated schedule of investments (SDCI), as of June 30, 2019, and the related statements of operations for the year ended June 30, 2019, changes in net assets, and financial highlights for the year then ended and the period from inception (November 30, 2017) through June 30, 2018 (BUY, BUYN), and the related consolidated statements of operations for the year ended June 30, 2019, changes in net assets, and financial highlights for the year then ended and the period from inception (May 2, 2018) through June 30, 2018 (SDCI), and the related notes and schedules, and to the reference to our Firm as the Funds’ “independent registered public accounting firm”.

/s/ Spicer Jeffries LLP

Denver, Colorado

October 28, 2019